Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
JetBlue Airways Corporation
We have audited the accompanying consolidated balance sheets of JetBlue Airways Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JetBlue Airways Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), JetBlue Airways Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 13, 2009 expressed an adverse opinion thereon.
/s/ Ernst & Young LLP
New York, New York
February 13, 2009 except for Note 1,
as to which the date is May 29, 2009

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(As adjusted for the retroactive application of FSP APB 14-1)

	December 31,
	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$561	$190
Investment securities	10	644
Receivables, less allowance (2008-$5; 2007-$2)	86	92
Inventories, less allowance (2008-$4; 2007-$2)	30	26
Restricted cash	78	—
Prepaid expenses and other	91	111
Deferred income taxes	106	53

Total current assets	962	1,116

PROPERTY AND EQUIPMENT
Flight equipment	3,832	3,547
Predelivery deposits for flight equipment	163	238

	3,995	3,785
Less accumulated depreciation	406	336

	3,589	3,449

Other property and equipment	487	475
Less accumulated depreciation	134	130

	353	345

Assets constructed for others	533	452
Less accumulated depreciation	5	—

	528	452

Total property and equipment	4,470	4,246

OTHER ASSETS
Investment securities	244	—
Purchased technology, less accumulated amortization (2008-$61; 2007-$48)	8	21
Restricted cash	69	53
Other	267	159

Total other assets	588	233

TOTAL ASSETS	$6,020	$5,595

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(As adjusted for the retroactive application of FSP APB 14-1)

	December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$144	$140
Air traffic liability	445	426
Accrued salaries, wages and benefits	107	110
Other accrued liabilities	113	120
Short-term borrowings	120	43
Current maturities of long-term debt and capital leases	152	417

Total current liabilities	1,081	1,256

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	2,872	2,562

CONSTRUCTION OBLIGATION	512	438

DEFERRED TAXES AND OTHER LIABILITIES
Deferred income taxes	197	201
Other	92	88

	289	289
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value; 500,000,000 shares authorized, 288,633,882 issued and 271,763,139 outstanding in 2008 and 181,593,440 shares issued and outstanding in 2007	3	2
Treasury stock, at cost; 16,878,876 shares	—	—
Additional paid-in capital	1,287	884
Retained earnings	60	145
Accumulated other comprehensive income (loss), net of taxes	(84)	19

Total stockholders’ equity	1,266	1,050

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,020	$5,595

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(As adjusted for the retroactive application of FSP APB 14-1)

	Year Ended December 31,
	2008	2007	2006

OPERATING REVENUES
Passenger	$3,056	$2,636	$2,223
Other	332	206	140

Total operating revenues	3,388	2,842	2,363

OPERATING EXPENSES
Aircraft fuel	1,352	929	752
Salaries, wages and benefits	694	648	553
Landing fees and other rents	199	180	158
Depreciation and amortization	205	176	151
Aircraft rent	129	124	103
Sales and marketing	151	121	104
Maintenance materials and repairs	127	106	87
Other operating expenses	422	389	328

Total operating expenses	3,279	2,673	2,236

OPERATING INCOME	109	169	127

OTHER INCOME (EXPENSE)
Interest expense	(242)	(235)	(183)
Capitalized interest	48	43	27
Interest income and other	(5)	54	28

Total other income (expense)	(199)	(138)	(128)

INCOME (LOSS) BEFORE INCOME TAXES	(90)	31	(1)
Income tax expense	(5)	19	6

NET INCOME (LOSS)	$(85)	$12	$(7)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.37)	$0.06	$(0.04)

Diluted	$(0.37)	$0.06	$(0.04)

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(As adjusted for the retroactive application of FSP APB 14-1)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(85)	$12	$(7)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Deferred income taxes	(6)	19	6
Depreciation	189	161	136
Amortization	21	19	18
Stock-based compensation	16	15	21
Gains on sale of flight equipment and extinguishment of debt	(45)	(9)	(8)
Collateral posted on derivative instruments	(149)	—	—
Auction rate securities impairment, net	53	—	—
Restricted cash held for business partners	(70)	—	—
Changes in certain operating assets and liabilities:
Decrease (increase) in receivables	4	(14)	(12)
Decrease (increase) in inventories, prepaid and other	(10)	3	(28)
Increase in air traffic liability	19	86	97
Increase in accounts payable and other accrued liabilities	15	36	33
Other, net	31	30	18

Net cash provided by (used in) operating activities	(17)	358	274

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(654)	(617)	(996)
Predelivery deposits for flight equipment	(49)	(128)	(106)
Assets constructed for others	(142)	(242)	(149)
Proceeds from sale of flight equipment	299	100	154
Refund of predelivery deposits for flight equipment	—	12	19
Purchase of held-to-maturity investments	—	(11)	(23)
Proceeds from maturities of held-to-maturity investments	—	24	15
Purchase of available-for-sale securities	(69)	(654)	(1,002)
Sale of available-for-sale securities	397	719	797
Return of security deposits	1	72	—
Increase in restricted cash and other assets, net	(30)	(9)	(16)

Net cash used in investing activities	(247)	(734)	(1,307)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from:
Issuance of common stock	320	26	28
Issuance of long-term debt	716	376	855
Aircraft sale and leaseback transactions	26	183	406
Short-term borrowings	17	48	45
Borrowings collateralized by ARS	163	—	—
Construction obligation	138	242	179
Repayment of long-term debt and capital lease obligations	(673)	(265)	(390)
Repayment of short-term borrowings	(52)	(44)	(71)
Other, net	(20)	(10)	(15)

Net cash provided by financing activities	635	556	1,037

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	371	180	4
Cash and cash equivalents at beginning of period	190	10	6

Cash and cash equivalents at end of period	$561	$190	$10

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)
(As adjusted for the retroactive application of FSP APB 14-1)

							Accumulated
					Additional		Other
	Common	Common	Treasury	Treasury	Paid-In	Retained	Comprehensive
	Shares	Stock	Shares	Stock	Capital	Earnings	Income (Loss)	Total

Balance at December 31, 2005 (as reported)	173	$2	—	—	$764	$145	—	$911
Impact of FSP APB 14-1 adoption	—	—	—	—	$31	$(5)	—	$26

Balance at January 1, 2006	173	$2	—	$—	$795	$140	$—	$937

Net loss	—	—	—	—	—	(7)	—	(7)
Change in fair value of derivatives, net of $5 in taxes	—	—	—	—	—	—	(7)	(7)

Total comprehensive loss								(14)
Exercise of common stock options	3	—	—	—	11	—	—	11
Stock compensation expense	—	—	—	—	21	—	—	21
Stock issued under crewmember stock purchase plan	2	—	—	—	17	—	—	17

Balance at December 31, 2006	178	$2	—	$—	$844	$133	$(7)	$972

Net income	—	—	—	—	—	12	—	12
Reclassification into earnings, net of $5 in taxes	—	—	—	—	—	—	7	7
Change in fair value of derivatives, net of $13 in taxes	—	—	—	—	—	—	19	19

Total comprehensive income			—	—				38
Exercise of common stock options	2	—	—	—	8	—	—	8
Stock compensation expense	—	—	—	—	14	—	—	14
Stock issued under crewmember stock purchase plan	2	—	—	—	18	—	—	18

Balance at December 31, 2007	182	$2	—	$—	$884	$145	$19	$1,050

Net loss	—	—	—	—	—	(85)	—	(85)
Cash flow hedges
Unrealized losses, net of $47 in taxes	—	—	—	—	—	—	(72)	(72)
Reclassifications into earnings, net of $21 in taxes	—	—	—	—	—	—	(31)	(31)

							(103)	(103)
Investment securities
Unrealized losses, net of $5 in taxes	—	—	—	—	—	—	(8)	(8)
Reclassifications into earnings, net of $5 in taxes	—	—	—	—	—	—	8	8

	—	—	—	—	—	—	—	—

Total comprehensive loss	—	—	—	—	—	—	—	(188)
Exercise of common stock options	1	—	—	—	1	—	—	1
Stock compensation expense	—	—	—	—	16	—	—	16
Stock issued under crewmember stock purchase plan	2	—	—	—	9	—	—	9
Proceeds from secondary offering, net of offering expenses	43	—	—	—	301	—	—	301
Shares loaned under 2008 Share Lending Agreement	44	1	—	—	—	—	—	1
Conversions of 2008 Series A and B convertible notes	17	—	—	—	76	—	—	76
Shares returned pursuant to 2008 share lending	—	—	17	$—	—	—	—	—

Balance at December 31, 2008	289	$3	17	$—	$1,287	$60	$(84)	$1,266

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(As adjusted for the retroactive application of FSP APB 14-1)

JetBlue Airways Corporation is an innovative passenger airline that provides award winning customer service at competitive fares primarily on point-to-point routes. We offer our customers a high quality product with young, fuel-efficient aircraft, leather seats, free in-flight entertainment at every seat, pre-assigned seating and reliable performance. We commenced service in February 2000 and established our primary base of operations at New York’s John F. Kennedy International Airport, or JFK, where we now have more enplanements than any other airline. As of December 31, 2008, we served 52 destinations in 19 states, Puerto Rico, Mexico, and five countries in the Caribbean and Latin America. LiveTV, LLC, or LiveTV, a wholly owned subsidiary, provides in-flight entertainment systems for commercial aircraft, including live in-seat satellite television, digital satellite radio, wireless aircraft data link service and cabin surveillance systems.

Note 1—	Summary of Significant Accounting Policies

Basis of Presentation:  Our consolidated financial statements include the accounts of JetBlue Airways Corporation, or JetBlue, and our subsidiaries, collectively “we” or the “Company”, with all intercompany transactions and balances having been eliminated. Air transportation services accounted for substantially all the Company’s operations in 2008, 2007 and 2006. Accordingly, segment information is not provided for LiveTV. Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates:  We are required to make estimates and assumptions when preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value:  Effective January 1, 2008, we adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. See Note 13 for more information, including a listing of our assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of December 31, 2008

Cash and Cash Equivalents:  Our cash and cash equivalents include short-term, highly liquid investments which are readily convertible into cash. These investments include money market securities with maturities of three months or less when purchased that are considered to be easily tradable.

Restricted Cash:  Restricted cash primarily consists of security deposits and performance bonds for aircraft and facility leases, funds held in escrow for estimated workers’ compensation obligations, and funds held as collateral for our primary credit card processor.

Accounts and Other Receivables:  Accounts and other receivables are carried at cost. They primarily consist of amounts due from credit card companies associated with sales of tickets for future travel and amounts due from counterparties associated with fuel derivative instruments that have settled. We estimate an allowance for doubtful accounts based on known troubled accounts, if any, and historical experience of losses incurred.

Investment Securities:  Investment securities consist of the following: (a) auction rate securities stated at fair value; (b) investment-grade interest bearing instruments classified as held-to-maturity investments and stated at amortized cost; and (c) derivative instruments stated at fair value, net of collateral postings. When sold, we use a specific identification method to determine the cost of the securities.

At December 31, 2008 investment securities, excluding fuel hedge derivatives, were transferred to trading securities and consisted of $244 million in student loan bonds and at December 31, 2007 were classified as available-for-sale and consisted of $591 million in student loan bonds and $20 million in other securities.

Inventories:  Inventories consist of expendable aircraft spare parts, supplies and aircraft fuel. These items are stated at average cost and charged to expense when used. An allowance for obsolescence on aircraft spare parts is provided over the remaining useful life of the related aircraft.

Property and Equipment:  We record our property and equipment at cost and depreciate these assets on a straight-line basis to their estimated residual values over their estimated useful lives. Additions, modifications that enhance the operating performance of our assets, and interest related to predelivery deposits to acquire new aircraft and for the construction of facilities are capitalized.

Estimated useful lives and residual values for our property and equipment are as follows:

	Estimated Useful Life	Residual Value

Aircraft	25 years	20%
In-flight entertainment systems	12 years	0%
Aircraft parts	Fleet life	10%
Flight equipment leasehold improvements	Lease term	0%
Ground property and equipment	3-10 years	0%
Leasehold improvements	Lower of 15 years or lease term	0%
Buildings on leased land	Lease term	0%

Property under capital leases are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of our incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the expected useful life and is included in depreciation and amortization expense.

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted future cash flows estimated to be generated by these assets are less than the assets’ net book value. If impairment occurs, the loss is measured by comparing the fair value of the asset to its carrying amount. Impairment losses are recorded in depreciation and amortization expense. In 2008, we recorded an impairment loss of $8 million related to the write-off our temporary terminal facility at JFK.

In 2008, we sold nine aircraft, which resulted in gains of $23 million. In 2007, we sold three aircraft, which resulted in gains of $7 million. In 2006, we sold five aircraft, which resulted in gains of $12 million. The gains on our sales of aircraft are included in other operating expenses.

Passenger Revenues:  Passenger revenue is recognized, net of the taxes that we are required to collect from our customers, including federal transportation taxes, security taxes and airport facility charges, when the transportation is provided or after the ticket or customer credit (issued upon payment of a change fee) expires. Tickets sold but not yet recognized as revenue and unexpired credits are included in air traffic liability.

LiveTV Revenues and Expenses:  We account for LiveTV’s revenues and expenses related to the sale of hardware, maintenance of hardware, and programming services provided, as a single unit in accordance with Emerging Issues Task Force Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Revenues and expenses related to these components are recognized ratably over the service periods, which currently extend through 2017. Customer advances are included in other liabilities.

Airframe and Engine Maintenance and Repair:  Regular airframe maintenance for owned and leased flight equipment is charged to expense as incurred unless covered by a third-party services contract. In 2006 and 2005, we commenced separate services agreements covering the scheduled and unscheduled repair of airframe line replacement unit components and the engines on our Airbus A320 aircraft. These agreements, which range from ten to 15 years, require monthly payments at rates based either on the number of cycles each aircraft was operated during each month or the number of flight hours each engine was operated during each month, subject to annual escalations. These payments are expensed as the related flight hours or cycles are incurred.

Advertising Costs:  Advertising costs, which are included in sales and marketing, are expensed as incurred. Advertising expense in 2008, 2007 and 2006 was $52 million, $41 million and $40 million, respectively.

Loyalty Program:  We account for our customer loyalty program, TrueBlue Flight Gratitude, by recording a liability for the estimated incremental cost for points outstanding and awards we expect to be redeemed. We adjust this liability, which is included in air traffic liability, based on points earned and redeemed as well as changes in the estimated incremental costs associated with providing travel.

We also sell points in TrueBlue to third parties. A portion of these point sales is deferred and recognized as passenger revenue when transportation is provided. The remaining portion, which is the excess of the total sales proceeds over the estimated fair value of the transportation to be provided, is recognized in other revenue at the time of sale. Deferred revenue for points not redeemed is recorded upon expiration.

Income Taxes:  We account for income taxes utilizing the liability method. Deferred income taxes are recognized for the tax consequences of temporary differences between the tax and financial statement reporting bases of assets and liabilities. A valuation allowance for net deferred tax assets is provided unless realizability is judged by us to be more likely than not. We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, or FIN 48, on January 1, 2007. Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Stock-Based Compensation:  Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards 123(R), Share-Based Payment, and related interpretations, or SFAS 123(R), to account for stock-based compensation using the modified prospective transition method and therefore did not restate our prior period results. SFAS 123(R) supersedes Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, or APB 25, and revises guidance in Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation, or SFAS 123. Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for share-based awards based on the grant date fair value of those awards. The modified prospective transition method applies to (a) unvested stock options under our amended and restated 2002 Stock Incentive Plan, or the 2002 Plan, and issuances under our Crewmember Stock Purchase Plan, as amended, or CSPP, outstanding as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123, and (b) any new share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Additionally, stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

SFAS 123(R) requires the benefits associated with tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow as previously required. In 2008, we recorded $1 million in excess tax benefits generated from option exercises and RSU vestings. We did not record any excess tax benefit generated from option exercises in 2007 or 2006.

Our policy is to issue new shares for purchases under our CSPP and issuances under our 2002 Plan.

New Accounting Standards:

In May 2008, the Financial Accounting Standards Board, or FASB, issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement), which applies to all convertible debt instruments that have a “net settlement feature”, which means instruments that by their terms may be settled either wholly or partially in cash upon conversion. Under FSP APB 14-1, the liability and equity components of convertible debt instruments that may be settled wholly or partially in cash upon conversion must be accounted for separately in a manner reflective of their issuer’s nonconvertible debt borrowing rate. Previous guidance provided for accounting of this type of convertible debt instruments entirely as debt. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. In May 2008, the Financial Accounting Standards Board, or FASB, issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement), which applies to all convertible debt instruments that have a “net settlement feature”, which means instruments that by their terms may be settled either wholly or partially in cash upon conversion. Under FSP APB 14-1, the liability and equity components of convertible debt instruments that may be settled wholly or partially in cash upon conversion must be accounted for separately in a manner reflective of their issuer’s nonconvertible debt borrowing rate. Previous guidance provided for accounting of this type of convertible debt instruments entirely as debt. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption was not permitted and retroactive application to all periods was required. We adopted FSP APB 14-1 on January 1, 2009, which affected the accounting for our $250 million aggregate principal amount of 3.75% convertible unsecured debentures due 2035. Adoption resulted in $10 million in additional interest expense for each of 2006, 2007 and 2008. Adoption also resulted in our diluted loss per share increasing by $0.04 and $0.03 in 2006 and 2008, respectively, and our diluted earnings per share decreasing by $0.04 in 2007. The full impact to our 2006, 2007 and 2008 financial statements, including debt, deferred financing costs and equity is reflected in these consolidated financial statements and accompanying notes (specifically Notes 2,6,9, and 14) included in this Form 8-K.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which enhances the disclosure requirements related to derivative instruments and hedging activity to improve the transparency of financial reporting, and is effective for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact of adoption of SFAS 161.

Note 2—	Long-term Debt, Short-term Borrowings and Capital Lease Obligations

Long-term debt and the related weighted average interest rate at December 31, 2008 and 2007 consisted of the following (in millions):

	2008		2007

Secured Debt
Floating rate equipment notes, due through 2020 (1)	$659	4.5%	$724	6.7%
Floating rate enhanced equipment notes (2) (3)
Class G-1, due through 2016	296	4.0%	321	5.6%
Class G-2, due 2014 and 2016	373	2.8%	373	5.7%
Class B-1, due 2014	49	7.1%	49	8.3%
Class C, due through 2008	—		102	8.5%
Fixed rate equipment notes, due through 2023	1,075	5.9%	778	6.7%
Fixed rate special facility bonds, due through 2036 (4)	85	6.0%	85	6.0%
UBS line of credit (5)	53		—

Unsecured Debt
3 3/4% convertible debentures due in 2035 (6)	166		224
5 1/2% convertible debentures due in 2038 (7)	126		—
3 1/2% convertible notes due in 2033 (8)	1		175

Capital Leases (9)	141	5.4%	148	6.2%

Total debt and capital lease obligations	3,024		2,979
Less: current maturities	(152)		(417)

Long-term debt and capital lease obligations	$2,872		$2,562

(1)	Interest rates adjust quarterly or semi-annually based on the London Interbank Offered Rate, or LIBOR, plus a margin.

(2)	In November 2006, we completed a public offering of $124 million of pass-through certificates to finance certain of our owned aircraft spare parts. Separate trusts were established for each class of these certificates. The entire principal amount of the Class G-1 and Class B-1 certificates is scheduled to be paid in a lump sum on the applicable maturity date. The interest rate for all certificates is based on three month LIBOR plus a margin. Interest is payable quarterly.

(3)	In November 2004 and March 2004, we completed public offerings of $498 million and $431 million, respectively, of pass-through certificates to finance the purchase of 28 new Airbus A320 aircraft delivered through 2005. Separate trusts were established for each class of these certificates. Quarterly principal payments are required on the Class G-1 certificates. The entire principal amount of the Class G-2 certificates is scheduled to be paid in a lump sum on the applicable maturity dates. In June and November

2008, we fully repaid the principal balances of the Class C certificates. In February 2008, we entered into interest rate swap agreements that have effectively fixed the interest rate for the remaining term of our Class G-1 certificates for the November 2004 offering. These certificates had a balance of $141 million at December 31, 2008 and an effective interest rate of 4.6%. The interest rate for all other certificates is based on three month LIBOR plus a margin. Interest is payable quarterly.

(4)	In December 2006, the New York City Industrial Development Agency issued special facility revenue bonds for JFK and, in November 2005, the Greater Orlando Aviation Authority issued special purpose airport facilities revenue bonds, in each case for reimbursement to us for certain airport facility construction and other costs. We have recorded the issuance of $39 million (net of $1 million discount) and $45 million (net of $2 million discount), respectively, principal amount of these bonds as long-term debt on our consolidated balance sheet because we have issued a guarantee of the debt payments on the bonds. This fixed rate debt is secured by leasehold mortgages of our airport facilities.

(5)	On December 10, 2008, we entered into the UBS auction rate security loan program under a credit line agreement with UBS Securities LLC and UBS Financial Services Inc, or UBS, which provides us with a no net cost loan in the principal amount of $53 million. However, this credit line agreement calls for all interest income earned on the ARS being held by UBS to be automatically transferred to UBS. This line of credit is secured by approximately $85 million in par value of our ARS being held by UBS. The term of the credit line is through at least June 30, 2010.

(6)	In March 2005, we completed a public offering of $250 million aggregate principal amount of 3 3/4% convertible unsecured debentures due 2035, which are currently convertible into 14.6 million shares of our common stock at a price of approximately $17.10 per share, or 58.4795 shares per $1,000 principal amount of debentures, subject to further adjustment. Upon conversion, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

At any time, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the debentures to be converted with a combination of cash and shares of our common stock. At any time on or after March 20, 2010, we may redeem any of the debentures for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest. Holders may require us to repurchase the debentures for cash at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on March 15, 2010, 2015, 2020, 2025 and 2030, or at any time prior to their maturity upon the occurrence of a specified designated event. Interest is payable semi-annually on March 15 and September 15.

In 2008, we repurchased a total of $73 million principal amount of the debentures for $54 million. The $14 million net gain from these transactions is recorded in interest income and other in the accompanying consolidated statements of operations.

(7)	On June 4, 2008, we completed a public offering of $100.6 million aggregate principal amount of 5.5% Series A convertible debentures due 2038, or the Series A Debentures, and $100.6 million aggregate principal amount of 5.5% Series B convertible debentures due 2038, or the Series B Debentures, and collectively with the Series A Debentures, the Debentures. The Debentures are general senior obligations secured in part by an escrow account for each series. We deposited approximately $32 million of the net proceeds from the offering, representing the first six scheduled semi-annual interest payments on the Debentures, into escrow accounts for the exclusive benefit of the holders of each series of Debentures. The total net proceeds of the offering were approximately $165 million, after deducting underwriting fees and other transaction related expenses as well as the $32 million escrow deposit. Interest on the Debentures is payable semi-annually on April 15 and October 15.

Holders of the Series A Debentures may convert them into shares of our common stock at any time at a conversion rate of 220.6288 shares per $1,000 principal amount of Series A Debenture. Holders of the Series B Debentures may convert them into shares of our common stock at any time at a conversion rate of 225.2252 shares per $1,000 principal amount of Series B Debenture. The conversion rates are subject to adjustment should we declare common stock dividends or effect any common stock splits or similar transactions. If the holders convert the Debentures in connection with any fundamental corporate change that occurs prior to October 15, 2013 for the Series A Debentures or October 15, 2015 for the Series B Debentures, the applicable conversion rate may be increased depending upon our then current common stock price. The maximum number of shares of common stock into which all Debentures are convertible, including pursuant to this make-whole fundamental change provision, is 54.4 million shares. Holders who convert their Debentures prior to April 15, 2011 will receive, in addition to the number of shares of our common stock calculated at the applicable conversion rate, a cash payment from the escrow account for Debentures of the series converted equal to the sum of the remaining interest payments that would have been due on or before April 15, 2011 in respect of the converted Debentures.

We may redeem any of the Debentures for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest at any time on or after October 15, 2013 for the Series A Debentures and October 15, 2015 for the Series B Debentures.

Holders may require us to repurchase the Debentures for cash at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on October 15, 2013, 2018, 2023, 2028, and 2033 for the Series A Debentures and October 15, 2015, 2020, 2025, 2030, and 2035 for the Series B Debentures; or at any time prior to their maturity upon the occurrence of a specified designated event.

On June 4, 2008, in conjunction with the public offering of the Debentures described above, we also entered into a share lending agreement with Morgan Stanley & Co. Incorporated, an affiliate of the underwriter of the offering, or the share borrower, pursuant to which we loaned the share borrower approximately 44.9 million shares of our common stock. Under the share lending agreement, the share borrower sold the borrowed shares of JetBlue common stock in a registered public offering and used the short position resulting from the sale of the shares of our common stock to facilitate the establishment of hedge positions by investors in the Debentures offering. The common stock was sold at a price of $3.70 per share. Under the share lending agreement, the share borrower is required to return the borrowed shares when the debentures are no longer outstanding. We did not receive any proceeds from the sale of the borrowed shares by the share borrower, but we did receive a nominal lending fee of $0.01 per share from the share borrower for the use of borrowed shares.

We evaluated the various embedded derivatives within the supplemental indenture for bifurcation from the Debentures under the applicable provisions. Based upon our detailed assessment, we concluded these embedded derivatives were either (i) excluded from bifurcation as a result of being clearly and closely related to the Debentures or are indexed to our common stock and would be classified in stockholders’ equity if freestanding or (ii) the fair value of the embedded derivatives was determined to be immaterial.

The net proceeds from our public offering of the Debentures described above were used for the repurchase of substantially all of our $175 million principal amount of 3.5% convertible notes due 2033, issued in July 2003, which became subject to repurchase at the holders’ option on July 15, 2008 (see (8) below).

Through December 31, 2008, approximately $76 million principal amount of the Debentures were voluntarily converted by holders. As a result, we issued 16.9 million shares of our common stock. Cash payments from the escrow accounts related to these conversions were $11 million, and borrowed shares equivalent to the number of shares of our common stock issued upon these conversions were returned to us pursuant to the share lending agreement described above. At December 31, 2008, the remaining principal balance is $126 million, which is currently convertible into 28.0 million shares of our common stock. At December 31, 2008, the amount remaining in these escrow accounts was $17 million, which is reflected as restricted cash on our condensed consolidated balance sheets.

(8)	In July 2003, we sold $175 million aggregate principal amount of 3.5% convertible unsecured notes due 2033, which are currently convertible into 6.2 million shares of our common stock at a price of approximately $28.33 per share, or 35.2941 shares per $1,000 principal amount of notes, subject to further adjustment and certain conditions on conversion. In July 2008, holders required us to repurchase approximately $174 million principal amount of the notes at par, plus accrued interest upon the first repurchase date. Interest is payable semi-annually on January 15 and July 15.

(9)	At December 31, 2008 and 2007, four capital leased Airbus A320 aircraft are included in property and equipment at a cost of $152 million with accumulated amortization of $9 million and $4 million, respectively. The future minimum lease payments under these noncancelable leases are $15 million per year through 2011, $14 million per year in 2012 and 2013 and $138 million in the years thereafter. Included in the future minimum lease payments is $70 million representing interest, resulting in a present value of capital leases of $141 million with a current portion of $7 million and a long-term portion of $134 million.

Maturities of long-term debt and capital leases, including the assumption that our convertible debt will be converted upon the first put date, for the next five years are as follows (in millions):

2009	$152
2010	388
2011	160
2012	161
2013	361

We currently utilize a funding facility to finance aircraft predelivery deposits. This facility allows for borrowings of up to $30 million, of which $20 million was unused as of December 31, 2008. Commitment fees are 0.6% per annum on the average unused portion of the facility. The weighted average interest rate on these outstanding short-term borrowings at December 31, 2008 and 2007 was 5.6% and 6.7%, respectively.

In July 2008, we obtained a line of credit with Citigroup Global Markets, Inc. which allows for borrowings of up to $110 million through July 20, 2009. Advances under this agreement bear interest at the rate of Open Federal Funds rate plus 2.30%. This line of credit is secured by $227 million par value of our auction rate securities, or ARS, being held by Citigroup, with total borrowings available subject to reduction should any of the collateral be sold, or should there be a significant drop in the fair value of the underlying collateral. Advances may be used to fund working capital requirements, capital expenditures or other general corporate purposes, except that they may not be used to purchase any securities or to refinance any debt. We have provided various representations, warranties and other covenants, including a covenant to maintain at least $300 million in cash and cash equivalents throughout the term of the agreement. The agreement also contains customary events of default. Upon the occurrence of an event of default, the outstanding obligations under the agreement may be accelerated and become due and payable immediately. In connection with this agreement, we agreed to release the lender from certain potential claims related to our ARS in certain specified circumstances. At December 31, 2008, the entire $110 million was outstanding on this line of credit.

At December 31, 2008, we were in compliance with the covenants of all our debt and lease agreements. We are subject to certain collateral ratio requirements in our spare parts pass-through certificates and spare engine financing issued in November 2006 and December 2007, respectively. If we fail to maintain these collateral ratios, we will be required to provide additional collateral or redeem some or all of the equipment notes so that the ratios return to compliance.

In 2008, we received $299 million related to the sale of nine owned aircraft and repaid $210 million in associated debt. Aircraft, engines, predelivery deposits and other equipment and facilities having a net book value of $3.32 billion at December 31, 2008 were pledged as security under various loan agreements. Cash payments of interest, net of capitalized interest, aggregated $166 million, $175 million and $133 million in 2008, 2007 and 2006, respectively.

The carrying amounts and estimated fair values of our long-term debt at December 31, 2008 were as follows (in millions):

	Carrying	Estimated
	Value	Fair Value

Public Debt
Floating rate enhanced equipment notes
Class G-1, due through 2016	$296	$189
Class G-2, due 2014 and 2016	373	196
Class B-1, due 2014	49	30
Fixed rate special facility bonds, due through 2036	85	43
3 3/4% convertible debentures due in 2035	166	134
5 1/2% convertible debentures due in 2038	126	217
3 1/2% convertible notes due in 2033	1	1

Non-Public Debt
Floating rate equipment notes, due through 2020	659	547
Fixed rate equipment notes, due through 2023	1,075	1,022

The estimated fair values of our publicly held long-term debt were based on quoted market prices. The fair value of our non-public debt was estimated using discounted cash flow analysis based on our current borrowing rates for instruments with similar terms. The fair values of our other financial instruments approximate their carrying values.

Note 3—	Operating Leases

We lease aircraft, as well as airport terminal space, other airport facilities, office space and other equipment, which expire in various years through 2035. Total rental expense for all operating leases in 2008, 2007 and 2006 was $243 million, $225 million and $190 million, respectively. We have $27 million in assets that serve as collateral for letters of credit related to certain of our leases, which are included in restricted cash.

At December 31, 2008, 55 of the 142 aircraft we operated were leased under operating leases, with initial lease term expiration dates ranging from 2009 to 2026. Five of the 55 aircraft operating leases have variable rate rent payments based on LIBOR. Leases for 47 of our aircraft can generally be renewed at rates based on fair market value at the end of the lease term for one or two years. We have purchase options in 45 of our aircraft leases at the end of the lease term at fair market value and a one-time option during the term at amounts that are expected to approximate fair market value. During 2008, we entered into a sale and leaseback transaction for one EMBRAER 190 aircraft acquired during the year, which is being accounted for as an operating lease. There were no material deferred gains recorded related to this transaction.

Future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2008, are as follows (in millions):

	Aircraft	Other	Total

2009	$179	$44	$223
2010	158	43	201
2011	146	40	186
2012	130	36	166
2013	109	30	139
Thereafter	719	387	1,106

Total minimum operating lease payments	$1,441	$580	$2,021

We hold variable interests in 45 of our 55 aircraft operating leases, which are owned by single owner trusts whose sole purpose is to purchase, finance and lease these aircraft to us. Since we do not participate in these trusts and we are not at risk for losses, we are not required to include these trusts in our consolidated financial statements. Our maximum exposure is the remaining lease payments, which are reflected in the future minimum lease payments in the table above.

Note 4—	JFK Terminal 5

In October 2008, we began operating out of our new Terminal 5 at JFK, or Terminal 5, which we had been constructing since November 2005. The construction and operation of this facility is governed by a lease agreement that we executed with the Port Authority of New York and New Jersey, or PANYNJ, in 2005. Under the terms of this lease agreement, we were responsible for the construction of a 635,000 square foot 26-gate terminal, a parking garage, roadways and an AirTrain Connector, all of which are owned by the PANYNJ and which are collectively referred to as the Project. The lease term ends in 2038 and we have a one-time early termination option in 2033.

We are responsible for various payments under the lease, including ground rents for the new terminal site which began on lease execution in 2005, and facility rents that commenced in 2008 when we took beneficial occupancy of Terminal 5. The facility rents are based on the number of passengers enplaned out of the new terminal, subject to annual minimums. The PANYNJ has reimbursed us for the costs of constructing the Project in accordance with the lease, except for approximately $76 million in leasehold improvements that have been provided by us and which are classified as leasehold improvements and included in ground property and equipment on our consolidated balance sheets.

We are considered the owner of the Project for financial reporting purposes only and are required to reflect an asset and liability for the Project on our balance sheets. Through December 31, 2008, exclusive of ground property, we had paid $589 million in Project costs and have capitalized $68 million of interest, which are reflected as Assets Constructed for Others in the accompanying consolidated balance sheets. Reimbursements from the PANYNJ and financing charges totaled $589 million through December 31, 2008 and are reflected as Construction Obligation in our consolidated balance sheets, net of $17 million in scheduled facility payments to the PANYNJ made in 2007 and 2008.

Certain elements of the Project, including the parking garage and Airtrain Connector, are not subject to the underlying ground lease and, following their delivery to and acceptance by the PANYNJ in October 2008, we no longer have any continuing involvement in these elements as defined in Statement of Financial Accounting Standards No. 98, Accounting for Leases. As a result, Assets Constructed for Others and Construction Obligation were both reduced by $125 million in a non-cash transaction. Our continuing involvement in the remainder of the Project precludes us from sale and leaseback accounting; therefore the cost of these elements of the Project and the related liability will remain on our balance sheets and accounted for as a financing.

Assets Constructed for Others are being amortized over the shorter of the 25 year non-cancellable lease term or their economic life. Facility rents will be recorded as debt service on the Construction Obligation, with the portion not relating to interest reducing the principal balance. Ground rents are being recognized on a straight-line basis over the lease term and are reflected in the future minimum lease payments table included in Note 3. Minimum estimated facility payments, including escalations, associated with this lease are approximated to be $30 million in 2009, $34 million in 2010, $38 million in 2011, $39 million in 2012, $40 million in 2013 and $817 million thereafter. Payments could exceed these amounts depending on future enplanement levels at JFK. Included in the future minimum lease payments is $512 million representing interest.

We have subleased a portion of Terminal 5, primarily space for concessionaires. Minimum lease payments due to us are subject to various escalation amounts over a ten year period and also include a percentage of gross receipts, which may vary from month to month. Future minimum lease payments due to us are approximated to be $8 million in 2009, $7 million in 2010 and $8 million in each of 2011 through 2013.

Note 5—	Stockholders’ Equity

Our authorized shares of capital stock consist of 500 million shares of common stock and 25 million shares of preferred stock. The holders of our common stock are entitled to one vote per share on all matters which require a vote by the Company’s stockholders as set forth in our Amended and Restated Certificate of Incorporation and Bylaws.

In January 2008, we completed a $301 million, net of transaction costs, equity offering to Deutsche Lufthansa AG, or Lufthansa. Under the terms of the agreement, Lufthansa purchased, in a private placement, approximately 42.6 million newly issued shares of JetBlue common stock, which represented approximately 19% of JetBlue’s then outstanding common stock. Under the terms of the agreement, as amended, two Lufthansa nominees, Christoph Franz and Stephan Gemkow, were appointed to our Board of Directors.

Pursuant to our amended Stockholder Rights Agreement, which became effective in February 2002, each share of common stock has attached to it a right and, until the rights expire or are redeemed, each new share of common stock issued by the Company will include one right. Upon the occurrence of certain events described below, each right entitles the holder to purchase one one-thousandth of a share of Series A participating preferred stock at an exercise price of $35.55, subject to further adjustment. The rights become exercisable only after any person or group acquires beneficial ownership of 15% or more (25% or more in the case of certain specified stockholders) of the Company’s outstanding common stock or commences a tender or exchange offer that would result in such person or group acquiring beneficial ownership of 15% or more (25% or more in the case of certain stockholders) of the Company’s common stock. If after the rights become exercisable, the Company is involved in a merger or other business combination or sells more than 50% of its assets or earning power, each right will entitle its holder (other than the acquiring person or group) to receive common stock of the acquiring company having a market value of twice the exercise price of the rights. The rights expire on April 17, 2012 and may be redeemed by the Company at a price of $.01 per right prior to the time they become exercisable.

As of December 31, 2008, we had a total of 138.8 million shares of our common stock reserved for issuance under our CSPP, our 2002 Plan, our convertible debt, and our share lending facility. As of December 31, 2008, we had a total of 16.9 million shares of treasury stock, almost all of which resulted from the return of borrowed shares under our share lending agreement. Refer to Note 2 for further details on the share lending agreement and Note 7 for further details on our stock-based compensation.

Note 6—	Earnings (Loss) Per Share

The following table shows how we computed basic and diluted earnings (loss) per common share for the years ended December 31 (dollars in millions; share data in thousands):

	2008	2007	2006

Numerator:
Net income (loss) applicable to common stockholders	$(85)	$12	$(7)

Denominator:
Weighted-average shares outstanding for basic earnings (loss) per share	226,262	179,766	175,113
Effect of dilutive securities:
Employee stock options	—	4,483	—
Unvested common stock	—	11	—

Adjusted weighted-average shares outstanding and assumed conversions for diluted earnings (loss) per share	226,262	184,260	175,113

As of December 31, 2008, a total of approximately 28.0 million shares of our common stock, which were loaned to our share borrower pursuant to the terms of our share lending agreement as described in Note 2 were issued and are outstanding for corporate law purposes, and holders of the borrowed shares have all the rights of a holder of our common stock. However, because the share borrower must return all borrowed shares to us (or identical shares or, in certain circumstances, the cash value thereof), the borrowed shares are not considered outstanding for the purpose of computing and reporting basic or diluted earnings (loss) per share.

A total of 38.3 million shares for the year ended December 31, 2008 and a total of 20.8 million shares for each of the years ended December 31, 2007 and 2006, which are issuable upon conversion of our convertible debt were excluded from the diluted earnings per share calculation since the assumed conversions would be anti-dilutive. We also excluded 27.2 million, 24.7 million and 31.1 million shares issuable upon exercise of outstanding stock options for the years ended December 31, 2008, 2007 and 2006, respectively, from the diluted earnings (loss) per share computation since their exercise price was greater than the average market price of our common stock or they were otherwise anti-dilutive.

Note 7—	Stock-Based Compensation

Fair Value Assumptions:  We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards under SFAS 123(R) for issuances under our CSPP and stock options under our 2002 Plan. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. We have reviewed our historical pattern of option exercises under our 2002 Plan, and have determined that meaningful differences in option exercise activity existed among employee job categories. Therefore, for all stock options granted after January 1, 2006, we have categorized these awards into three groups of employees for valuation purposes. We have determined there were no meaningful differences in employee activity under our CSPP due to the broad-based nature of the plan.

We estimate the expected term of options granted using an implied life derived from the results of a lattice model, which incorporates our historical exercise and post-vesting employment termination patterns, which we believe are representative of future behavior. The expected term for our restricted stock units is based on the associated service period. The expected term for our CSPP valuation is based on the length of each purchase period as measured at the beginning of the offering period.

We estimate the expected volatility of our common stock at the grant date using a blend of 75% historical volatility of our common stock and 25% implied volatility of two-year publicly traded options on our common stock as of the option grant date. Our decision to use a blend of historical and implied volatility was based upon the volume of actively traded options on our common stock and our belief that historical volatility alone may not be completely representative of future stock price trends.

Our risk-free interest rate assumption is determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We have never paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. Therefore, we assumed an expected dividend yield of zero.

Additionally, SFAS 123(R) requires us to estimate pre-vesting forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record stock-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical pre-vesting forfeiture data. Previously, we accounted for forfeitures as they occurred under the pro forma disclosure provisions of SFAS 123 for periods prior to 2006.

The following table shows our assumptions used to compute the stock-based compensation expense and pro forma information for stock option grants and purchase rights under our CSPP issued for the years ended December 31.

	Stock Options
	2008	2007	2006

Expected term (years)	6.0	4.1-6.8	4.1-7.0
Volatility	47.7%	42.5%	44.1%
Risk-free interest rate	3.0%	4.6%	4.8%
Weighted average fair value of stock options	$3.45	$4.91	$5.32

CSPP
2006

Expected term (years)	0.5-2.0
Volatility	44.5%
Risk-free interest rate	5.0%
Weighted average fair value of purchase rights	$3.75

Unrecognized stock-based compensation expense was approximately $24 million as of December 31, 2008, relating to a total of two million unvested restricted stock units and five million unvested stock options under our 2002 Plan. We expect to recognize this stock-based compensation expense over a weighted average period of approximately two years. The total fair value of stock options vested during the years ended December 31, 2008, 2007 and 2006 was approximately $9 million, $6 million and $2 million, respectively.

Stock Incentive Plan:  The 2002 Plan, which includes stock options issued during 1999 through 2001 under a previous plan as well as all options issued since, provides for incentive and non-qualified stock options and restricted stock units to be granted to certain employees and members of our Board of Directors, as well as deferred stock units to be granted to members of our Board of Directors. The 2002 Plan became effective following our initial public offering in April 2002.

During 2007, we began issuing restricted stock units under the 2002 Plan. These awards will vest in annual installments over three years or upon the occurrence of a change in control as defined in the 2002 Plan. Our policy is to grant restricted stock units based on the market price of the underlying common stock on the date of grant.

The following is a summary of restricted stock unit activity for the year ended December 31, 2008:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Nonvested at beginning of year	71,418	$10.42
Granted	1,799,849	6.12
Vested	(23,805)	10.42
Forfeited	(111,791)	6.35

Nonvested at end of year	1,735,671	$6.22

During 2008, we also began issuing deferred stock units under the 2002 Plan. These awards will vest immediately upon being granted to members of the Board of Directors. During the year ended December 31, 2008, we granted 70,000 deferred stock units at a weighted average grant date fair value of $5.00, all of which remain outstanding at December 31, 2008.

Prior to January 1, 2006, stock options under the 2002 Plan became exercisable when vested, which occurred in annual installments of three to seven years. For issuances under the 2002 Plan beginning in 2006, we revised the vesting terms so that all options granted vest in equal installments over a period of three or five years, or upon the occurrence of a change in control. All options issued under the 2002 Plan expire ten years from the date of grant. Our policy is to grant options with an exercise price equal to the market price of the underlying common stock on the date of grant.

The following is a summary of stock option activity for the years ended December 31:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	29,731,932	$12.30	31,089,745	$12.13	31,086,422	$11.52
Granted	54,000	7.03	2,926,250	10.94	4,360,949	11.43
Exercised	(718,226)	1.12	(1,823,903)	4.25	(3,011,260)	3.75
Forfeited	(461,316)	11.79	(737,127)	11.87	(344,398)	12.11
Expired	(1,364,275)	14.62	(1,723,033)	15.73	(1,001,968)	15.20

Outstanding at end of year	27,242,115	12.47	29,731,932	12.30	31,089,745	12.13

Vested at end of year	22,464,451	12.38	22,537,850	12.19	24,881,786	11.86
Available for future grants (1)	19,867,014		12,589,744		6,022,883

(1)	On January 1, 2009, the number of shares reserved for issuance was increased by 10,870,200 shares.

The following is a summary of outstanding stock options at December 31, 2008:

	Options Outstanding				Options Vested and Exercisable
		Weighted				Weighted
		Average	Weighted	Aggregate		Average	Weighted	Aggregate
		Remaining	Average	Intrinsic		Remaining	Average	Intrinsic
Range of		Contractual	Exercise	Value		Contractual	Exercise	Value
exercise prices	Shares	Life (years)	Price	(millions)	Shares	Life (years)	Price	(millions)

$0.33 to $4.00	3,614,114	2.2	$1.86	$18	3,614,114	2.2	$1.86	$18
$7.03 to $29.71	23,628,001	5.7	14.10	—	18,850,337	5.3	14.40	$—

	27,242,115	5.2	12.47	$18	22,464,451	4.8	12.38	$18

The total intrinsic value, determined as of the date of exercise, of options exercised during the twelve months ended December 31, 2008, 2007 and 2006 was $3 million, $15 million and $25 million, respectively. We received $1 million, $8 million and $11 million in cash from option exercises for the years ended December 31, 2008, 2007 and 2006, respectively.

The number of shares reserved for issuance under the 2002 Plan will automatically increase each January by an amount equal to 4% of the total number of shares of our common stock outstanding on the last trading day in December of the prior calendar year. In no event will any such annual increase exceed 12.2 million shares. The 2002 Plan will terminate no later than December 31, 2011.

Crewmember Stock Purchase Plan:  Our CSPP, which is available to all employees, had 5.1 million shares of our common stock initially reserved for issuance at its inception in April 2002. Through 2008, the reserve automatically increased each January by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day in December of the prior calendar year. The CSPP was amended in 2008 to eliminate this automatic reload feature and will terminate no later than the last business day of April 2012.

The CSPP has a series of successive overlapping 24-month or 6-month offering periods, with a new offering period beginning on the first business day of May and November each year. Employees can only join an offering period on the start date and participate in one offering period at a time. Employees may contribute up to 10% of their pay, through payroll deductions, toward the purchase of common stock. Purchase dates occur on the last business day of April and October each year.

Effective May 1, 2007, all new CSPP participation is considered non-compensatory following the elimination of the 24-month offering period and the reduction of the purchase price discount from 15% to 5%. Participants previously enrolled were allowed to continue to purchase shares in their compensatory offering periods until those offering periods expired in 2008. The modification to our CSPP plan was done in conjunction with the modifications to our employee retirement plan discussed in Note 10.

Prior to the 2007 amendment, if the fair market value per share of our common stock on any purchase date within a particular offering period was less than the fair market value per share on the start date of that offering period, then the participants in that offering period were automatically transferred and enrolled in the new two-year offering period which began on the next business day following such purchase date and the related purchase of shares. During 2006, certain participants were automatically transferred and enrolled in new offering periods due to decreases in our stock price.

Should we be acquired by merger or sale of substantially all of our assets or sale of more than 50% of our outstanding voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition at a price equal to 95% of the fair market value per share immediately prior to the acquisition.

The following is a summary of CSPP share reserve activity for the years ended December 31:

	2008		2007		2006
		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average

Available for future purchases, beginning of year	20,076,845		16,908,852		13,706,245
Shares reserved for issuance	5,447,803		5,328,277		5,178,659
Common stock purchased	(1,974,266)	$4.65	(2,160,284)	$8.15	(1,976,052)	$8.73

Available for future purchases, end of year	23,550,382		20,076,845		16,908,852

SFAS 123(R) requires that deferred taxes be recognized on temporary differences that arise with respect to stock-based compensation attributable to nonqualified stock options and awards. However, no tax benefit is recognized for stock-based compensation attributable to incentive stock options (ISO) or CSPP shares until there is a disqualifying disposition, if any, for income tax purposes. A portion of our stock-based compensation is attributable to ISO and CSPP shares; therefore, our effective tax rate is subject to fluctuation.

Note 8—	LiveTV

Purchased technology, which is an intangible asset related to our September 2002 acquisition of the membership interests of LiveTV, is being amortized over seven years based on the average number of aircraft expected to be in service as of the date of acquisition. Purchased technology will become fully amortized in 2009.

Through December 31, 2008, LiveTV had installed in-flight entertainment systems for other airlines on 358 aircraft and had firm commitments for installations on 405 additional aircraft scheduled to be installed through 2015, with options for 191 additional installations through 2017. Revenues in 2008, 2007 and 2006 were $58 million, $40 million and $29 million, respectively. Deferred profit on hardware sales and advance deposits for future hardware sales are included in long term liabilities in our consolidated balance sheets was $19 million and $29 million at December 31, 2008 and 2007, respectively. Deferred profit to be recognized on installations completed through December 31, 2008 will be approximately $6 million in 2009, $2 million per year from 2010 through 2012, $1 million in 2013 and $4 million thereafter.

Note 9—	Income Taxes

The provision (benefit) for income taxes consisted of a current expense of $1 million for 2008 and the following for the years ended December 31 (in millions):

	2008	2007	2006

Deferred:
Federal	$(6)	$15	$6
State and foreign	—	4	—
Deferred income tax expense (benefit)	$(6)	$19	$6

The effective tax rate on income (loss) before income taxes differed from the federal income tax statutory rate for the years ended December 31 for the following reasons (in millions):

	2008	2007	2006

Income tax expense (benefit) at statutory rate	$(32)	$11	$—
Increase (decrease) resulting from:
State income tax, net of federal benefit	(4)	2	(1)
Stock-based compensation	1	3	4
Non-deductible meals	2	2	2
Non-deductible costs	4	—	—
Valuation allowance	23	—	1
Other, net	1	1	—

Total income tax expense (benefit)	$(5)	$19	$6

There were no cash payments for income taxes in 2008, 2007 and 2006.

The net deferred taxes below include a current net deferred tax asset of $110 million and a long-term net deferred tax liability of $197 million at December 31, 2008, and a current net deferred tax asset of $41 million and a long-term net deferred tax liability of $201 million at December 31, 2007.

The components of our deferred tax assets and liabilities as of December 31 are as follows (in millions):

	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$213	$231
Employee benefits	23	18
Deferred revenue	60	38
Derivative instruments	54	—
Investment securities	21	—
Other	24	41
Valuation allowance	(26)	(3)

Deferred tax assets	369	325
Deferred tax liabilities:
Accelerated depreciation	(453)	(463)
Other	(3)	(22)

Deferred tax liabilities	(456)	(485)

Net deferred tax liability	$(87)	$(160)

At December 31, 2008, we had U.S. Federal regular and alternative minimum tax net operating loss (“NOL”) carryforwards of $576 million and $452 million, respectively, which begin to expire in 2022. In addition, at December 31, 2008, we had deferred tax assets associated with state NOL and credit carryforwards of $20 million and $4 million, respectively. The state NOLs begin to expire in 2011 through 2022, while the credits carryforward indefinitely. Our NOL carryforwards at December 31, 2008, include an unrecorded benefit of approximately $9 million related to stock-based compensation that will be recorded in equity when, and to the extent, realized. Section 382 of the Internal Revenue Code imposes limitations on a corporation’s ability to use its NOL carryforwards if it experiences an “ownership change”. As of December 31, 2008, our valuation allowance did not include any amounts attributable to this limitation; however, if an “ownership change” were to occur in the future, the ability to use our NOLs could be limited.

In evaluating the realizability of the deferred tax assets, management assesses whether it is more likely than not that some portion, or all, of the deferred tax assets, will be realized. Management considers, among other things, the generation of future taxable income (including reversals of deferred tax liabilities) during the periods in which the related temporary differences will become deductible. At December 31, 2008, we provided a $26 million valuation allowance, $21 million of which relates to an unrealized tax capital loss on investment securities, to reduce the deferred tax assets to an amount that we consider is more likely than not to be realized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follow (in millions):

Unrecognized tax benefits December 31, 2007	$2
Increases for tax positions taken during the current period	6

Unrecognized tax benefits December 31, 2008	$8

Interest and penalties accrued on unrecognized tax benefits were not significant. If recognized, $7 million of the unrecognized tax benefits at December 31, 2008 would impact the effective tax rate. We do not expect any significant change in the amount of these unrecognized tax benefits within the next twelve months. As a result of NOLs and statute of limitations in our major tax jurisdictions, years 2000 through 2008 remain subject to examination by the relevant tax authorities.

Note 10—	Employee Retirement Plan

We sponsor a retirement savings 401(k) defined contribution plan, or the Plan, covering all of our employees. In 2008, we matched 100% of our employee contributions up to 5% of their compensation in cash, which vests over five years of service measured from an employees hire date. Prior to 2007, the Company match was up to 3% of employee contributions. Participants are immediately vested in their voluntary contributions.

A component of the Plan is a profit sharing retirement plan. In 2007, we amended the profit sharing retirement plan to provide for Company contributions, subject to Board of Director approval, to be 5% of eligible non-management employee compensation or 15% of pre-tax earnings, whichever is greater. Prior to the 2007 amendment, we contributed 15% of our pre-tax earnings, adjusted for stock option compensation expense, which was distributed on a pro rata basis based on employee compensation. These contributions vest immediately. Our contributions expensed for the Plan in 2008, 2007 and 2006 were $43 million, $39 million and $13 million, respectively.

Note 11—	Commitments

As of December 31, 2008, our firm aircraft orders consisted of 58 Airbus A320 aircraft, 70 EMBRAER 190 aircraft and 21 spare engines scheduled for delivery through 2016. Committed expenditures for these aircraft and related flight equipment, including estimated amounts for contractual price escalations and predelivery deposits, will be approximately $350 million in 2009, $300 million in 2010, $465 million in 2011, $925 million in 2012, $960 million in 2013 and $1.98 billion thereafter. We have options to purchase 22 Airbus A320 aircraft scheduled for delivery from 2011 through 2015 and 86 EMBRAER 190 aircraft scheduled for delivery from 2010 through 2015. Debt or lease financing has been arranged for all of our three Airbus A320 and for all of our six net EMBRAER 190 aircraft scheduled for delivery in 2009. However, there is no associated recourse with the committed financing in the event the financial institution providing this financing fails to perform as anticipated.

In September 2008, we announced the long-term lease of two of our owned EMBRAER 190 aircraft that have since been delivered to Azul Linhas Ae’reas Brasileiras, SA, or Azul, a new airline founded by David Neeleman, our former CEO and Chairman of the Board. One aircraft was leased in September and the other leased in October, each with a lease term of 12 years. Under the terms of these leases, we recorded approximately $2 million in rental income during 2008. Future lease payments due to us over the next five years are approximately $6 million per year. Additionally, in September 2008, we executed, and subsequently amended, a purchase agreement relating to the sale of two new EMBRAER 190 aircraft scheduled for initial delivery to us in the first quarter of 2009. The subsequent sales of these aircraft to a third party occurred immediately after such aircraft were received by us in January 2009. We understand that these two EMBRAER 190 aircraft are being operated by Azul, in addition to the two leased aircraft described above.

Although no contractual commitment exists, Azul has also held discussions with LiveTV regarding LiveTV’s ability to provide in-flight entertainment systems and services.

We utilize several credit card processors to process our ticket sales. Our agreements with these processors do not contain covenants, but do generally allow the processor to withhold cash reserves to protect the processor for potential liability for tickets purchased, but not yet used for travel. We have not historically had cash reserves withheld; however, in June 2008 we issued a $35 million letter of credit, collateralized by cash, to one of our processors. In October 2008, this letter of credit was increased to $55 million. We may be required to issue additional collateral to our credit card processors and other key vendors in the future.

Our commitments also include those of LiveTV, which has several noncancelable long-term purchase agreements with its suppliers to provide equipment to be installed on its customers’ aircraft, including JetBlue’s aircraft. Committed expenditures to these suppliers are approximately $42 million in 2009, $7 million in 2010, $10 million in 2011 and $1 million in 2012.

We enter into individual employment agreements with each of our FAA-licensed employees, which include pilots, dispatchers and technicians. Each employment agreement is for a term of five years and automatically renews for an additional five-year term unless either the employee or we elect not to renew it by giving at least 90 days notice before the end of the relevant term. Pursuant to these agreements, these employees can only be terminated for cause. In the event of a downturn in our business that would require a reduction in work hours, we are obligated to pay these employees a guaranteed level of income and to continue their benefits if they do not obtain other aviation employment. None of our employees are covered by collective bargaining agreements with us.

Note 12—	Contingencies

The Company is party to legal proceedings and claims that arise during the ordinary course of business. We believe that the ultimate outcome of these matters will not have a material adverse effect upon our financial position, results of operations or cash flows.

We self-insure a portion of our losses from claims related to workers’ compensation, environmental issues, property damage, medical insurance for employees and general liability. Losses are accrued based on an estimate of the ultimate aggregate liability for claims incurred, using standard industry practices and our actual experience.

We are a party to many routine contracts under which we indemnify third parties for various risks. These indemnities consist of the following:

All of our bank loans, including our aircraft and engine mortgages, contain standard provisions present in loans of this type which obligate us to reimburse the bank for any increased costs associated with continuing to hold the loan on our books which arise as a result of broadly defined regulatory changes, including changes in reserve requirements and bank capital requirements. These indemnities would have the practical effect of increasing the interest rate on our debt if they were to be triggered. In all cases, we have the right to repay the loan and avoid the increased costs. The term of these indemnities matches the length of the related loan up to 12 years.

Under both aircraft leases with foreign lessors and aircraft and engine mortgages with foreign lenders, we have agreed to customary indemnities concerning withholding tax law changes under which we are responsible, should withholding taxes be imposed, for paying such amount of additional rent or interest as is necessary to ensure that the lessor or lender still receives, after taxes, the rent stipulated in the lease or the interest stipulated under the loan. The term of these indemnities matches the length of the related lease up to 18 years.

We have various leases with respect to real property, and various agreements among airlines relating to fuel consortia or fuel farms at airports, under which we have agreed to standard language indemnifying the lessor against environmental liabilities associated with the real property or operations described under the agreement, even if we are not the party responsible for the initial event that caused the environmental damage. In the case of fuel consortia at airports, these indemnities are generally joint and several among the participating airlines. We have purchased a stand alone environmental liability insurance policy to help mitigate this exposure. Our existing aviation hull and liability policy includes some limited environmental coverage when a clean up is part of an associated single identifiable covered loss.

Under certain contracts, we indemnify specified parties against legal liability arising out of actions by other parties. The terms of these contracts range up to 30 years. Generally, we have liability insurance protecting ourselves for the obligations we have undertaken relative to these indemnities.

On October 10, 2008, the DOT issued its final Congestion Management Rule for JFK and Newark International Airport. The rule continues caps on the number of scheduled operations that may be conducted during specific hours and prohibits airlines from conducting operations during those hours without obtaining a slot (authority to conduct a scheduled arrival or departure). In addition, the rule provides for the confiscation of 10% of the slots over a five year period currently held by carriers and reallocates them through an auction process over a five year period. On December 8, 2008, the United States Court of Appeals for the District of Columbia issued an order temporarily enjoining the auctions from taking place until such time as the court could rule on the merits of the case challenging the proposed auctions. We are participating in the litigation challenging the rule, which if ultimately unsuccessful and the auctions are permitted to proceed, would likely result in our losing a portion of our operating capacity at JFK, which would negatively impact our ability to fully utilize our new Terminal 5 and may result in increased competition.

LiveTV provides product warranties to third party airlines to which it sells its products and services. We do not accrue a liability for product warranties upon sale of the hardware since revenue is recognized over the term of the related service agreements of up to 12 years. Expenses for warranty repairs are recognized as they occur. In addition, LiveTV has provided indemnities against any claims which may be brought against its customers related to allegations of patent, trademark, copyright or license infringement as a result of the use of the LiveTV system. LiveTV customers include other airlines, which may be susceptible to the inherent risks of operating in the airline industry and/or economic downturns, which may in turn have a negative impact on our business.

We are unable to estimate the potential amount of future payments under the foregoing indemnities and agreements.

Note 13—	Fair Value, Financial Instruments and Risk Management

SFAS 157 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	quoted prices in active markets for identical assets or liabilities;

Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3	unobservable inputs for the asset or liability, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a listing of our assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the SFAS 157 fair value hierarchy (as described in Note 1) as of December 31, 2008 (in millions).

	Level 1	Level 2	Level 3	Total

Assets
Cash and cash equivalents	$409	$—	$—	$409
Restricted cash	140	—	—	140
Auction rate securities (ARS)	—	—	244	244
Put option related to ARS	—	—	14	14

	$549	$—	$258	$807

Liabilities
Aircraft fuel derivatives	$—	$128	$—	$128
Interest rate swap	—	—	10	$10

	$—	$128	$10	$138

Refer to Note 2 for fair value information related to our outstanding debt obligations as of December 31, 2008. The following table reflects the activity for the major classes of our assets and liabilities measured at fair value using level 3 inputs (in millions) for the three and twelve months ended December 31, 2008:

	Auction Rate	Put Option	Interest Rate
	Securities	related to ARS	Swaps	Total

Balance as of December 31, 2007	$—	$—	$—	$—
Transfers in	255	—	—	255
Total gains or (losses), realized or unrealized	—	—	—	—
Included in earnings	(67)	14	—	(53)
Included in comprehensive income	—	—	(10)	(10)
Purchases, issuances and settlements, net	56	—	—	56

Balance as of December 31, 2008	$244	$14	$(10)	$248

Cash and Cash Equivalents:  Our cash and cash equivalents include money market securities that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as level 1 within our fair value hierarchy.

We maintain cash and cash equivalents with various high quality financial institutions or in short-term duration high quality debt securities. Investments in highly liquid debt securities are stated at fair value. The majority of our receivables result from the sale of tickets to individuals, mostly through the use of major credit cards. These receivables are short-term, generally being settled shortly after the sale. The carrying values of all other financial instruments approximated their fair values at December 31, 2008 and 2007.

Auction rate securities:  ARS are long-term debt securities for which interest rates reset regularly at pre-determined intervals, typically 28 days, through an auction process. We held ARS, with a total par value of $311 million and $611 million as of December 31, 2008 and 2007, respectively. Beginning in February 2008, all of the ARS held by us experienced failed auctions which resulted in our continuing to hold these securities beyond the initial auction reset periods. With auctions continuing to fail through the end of 2008, we have classified all of our ARS as long term, since maturities of underlying debt securities range from 20 to 40 years. Although the auctions for the securities have failed, $18 million have been redeemed by their issuers at par, we have not experienced any defaults and continue to earn and receive interest on all of these investments at the maximum contractual rate. At December 31, 2007, these securities were valued based on the markets in which they were trading, a level 1 input, which equaled their par value. The estimated fair value of these securities at December 31, 2008, however, no longer approximates par value and was estimated through discounted cash flows, a level 3 input. Our discounted cash flow analysis considered, among other things, the quality of the underlying collateral, the credit rating of the issuers, an estimate of when these securities are either expected to have a successful auction or otherwise return to par value and expected interest income to be received over this period. Because of the inherent subjectivity in valuing these securities, we also considered independent valuations obtained for each of our ARS as of December 31, 2008 in estimating their fair values.

All of our ARS are collateralized by student loan portfolios (substantially all of which are guaranteed by the United States Government), $284 million par value of which had a AAA rating and the remainder had an A rating. Despite the quality of the underlying collateral, the market for ARS and other securities has been diminished due to the lack of liquidity experienced in the market throughout 2008 and expected to be experienced into the future. Through September 30, 2008, we had experienced a $13 million decline in fair value, which we had classified as temporary and reflected as an unrealized loss in other comprehensive income. Through the fourth quarter, however, the lack of liquidity in the capital markets not only continued, but deteriorated further, resulting in the decline in fair value totaling $67 million at December 31, 2008. This decline in fair value was also deemed to be other than temporary due to the continued auction failures and expected lack of liquidity in the capital markets continuing into the foreseeable future, which resulted in an impairment charge being recorded in other income/expense. In February 2009, we sold certain ARS for $29 million, an amount which approximated their fair value as of December 31, 2008. The proceeds from these sales were used to reduce our $110 million line of credit. We continue to monitor the market for our ARS and any change in their fair values will be reflected in other income/expense in future periods.

During 2008, various regulatory agencies began investigating the sales and marketing activities of the banks and broker-dealers that sold ARS, alleging violations of federal and state laws in connection with these activities. UBS, one of the two broker-dealers from which we purchased ARS, subsequently announced settlements under which they will repurchase the ARS at par at a future date. As a result of our participation in this settlement agreement, UBS is required to repurchase from us, ARS brokered by them, which had a par value of $85 million at December 31, 2008, beginning in June 2010. Refer to Note 2 for further details on our participation in UBS’s auction rate security program.

Put option related to ARS:  We have elected to apply the fair value option under SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, to UBS’s agreement to repurchase, at par, ARS brokered by them as described above. The $14 million fair value of this put option is included in other long term assets in our consolidated balance sheets with the resultant gain offsetting $15 million of related ARS impairment included in other income/expense. The fair value of the put is determined by comparing the fair value of the related ARS, as described above, to their par values and also considers the credit risk associated with UBS. This put option will be adjusted on each balance sheet date based on its then fair value. The fair value of the put option is based on unobservable inputs and is therefore classified as level 3 in the hierarchy.

Interest rate swaps:  In February 2008, we entered into interest rate swaps, which qualify as cash flow hedges in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. The fair values of our interest rate swaps were initially based on inputs received from the counterparty. These values were corroborated by adjusting the active swap indications in quoted markets for similar terms (6-8 years) for the specific terms within our swap agreements. There was no ineffectiveness relating to these interest rate swaps for the three or twelve months ended December 31, 2008, with all of the unrealized losses being deferred in accumulated other comprehensive income. At December 31, 2008, we had posted cash collateral with our counterparties totaling $11 million for our interest rate swap contracts, which was reflected as a reduction of our hedge liability.

Aircraft fuel derivatives:  Our heating oil swaps and heating oil collars are not traded on public exchanges. Their fair values are determined based on inputs that are readily available from public markets; therefore, they are classified as level 2 inputs. The effective portion of realized aircraft fuel hedging derivative gains/(losses) is recognized in fuel expense, while ineffective gains/(losses) are recognized in interest income and other. All cash flows related to our fuel hedging derivative instruments classified as cash flow hedges are included in operating cash flows.

We are exposed to the effect of changes in the price and availability of aircraft fuel. To manage this risk, we periodically purchase crude or heating oil option contracts or swap agreements. Prices for these commodities are normally highly correlated to aircraft fuel, making derivatives of them effective at offsetting aircraft fuel prices to provide some short-term protection against a sharp increase in average fuel prices. The fair values of our derivative instruments are estimated through the use of standard option value models and/or present value methods with underlying assumptions based on prices observed in commodity futures markets. The following is a summary of our derivative contracts (in millions, except as otherwise indicated):

	2008	2007

At December 31:
Fair value of fuel derivative instruments at year end	$(128)	$33
Longest remaining term (months)	12	9
Hedged volume (barrels)	870	1,506

	2008	2007	2006

Year ended December 31:
Hedge effectiveness net gains (losses) recognized in aircraft fuel expense	$48	$35	$(4)
Hedge ineffectiveness net gains recognized in other income (expense)	4	5	—
Other fuel derivative net losses recognized in other income (expense)	—	—	(5)
Percentage of actual consumption economically hedged	38%	59%	64%

Ineffectiveness results when the change in the total fair value of the derivative instrument does not exactly equal the change in the value of our expected future cash outlays for the purchase of aircraft fuel. To the extent that the periodic changes in the fair value of the hedging instruments are not effective, the ineffectiveness is recognized in other income (expense) immediately. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of the derivative instruments are recognized in other income (expense) in the period of the change. When aircraft fuel is consumed and the related derivative contract settles, any gain or loss previously deferred in other comprehensive income is recognized in aircraft fuel expense.

Any outstanding derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements, but we do not expect that any of our three counterparties will fail to meet their obligations. The amount of such credit exposure is generally the fair value of our outstanding contracts. To manage credit risks, we select counterparties based on credit assessments, limit our overall exposure to any single counterparty and monitor the market position with each counterparty. Some of our agreements require cash deposits if market risk exposure exceeds a specified threshold amount. We do not use derivative instruments for trading purposes.

In accordance with our fuel hedging agreements our counterparties may require us to fund all, or a portion of, our loss position on these contracts. The amount of margin, if any, is periodically adjusted based on the fair value of the fuel hedge contracts. At December 31, 2008, we had posted cash collateral with our counterparties totaling $117 million for our 2009 contracts, which was reflected as a reduction of our fuel hedge liability.

Due to the decline in fuel prices during the fourth quarter, we began selling swap contracts to the same fuel counterparties covering a majority of our fourth quarter 2008 swap contracts and all of our 2009 swap contracts, effectively capping our losses related to further oil price declines. As of December 31, 2008, we have effectively exited all of our open swap contracts by entering into reverse swap sales with the same counterparties for the same quantity and duration of our existing swap contracts. The forecasted fuel consumption, for which these transactions were designated as cash flow hedges, is still expected to occur; therefore, amounts deferred in other comprehensive income related to these contracts will remain deferred until the forecasted fuel consumption occurs. As of December 31, 2008, we had deferred $93 million of losses in other comprehensive income associated with these contracts.

As of December 31, 2008, excluding the contracts that we effectively exited, all of our outstanding derivative contracts were designated as cash flow hedges for accounting purposes. While outstanding, these contracts are recorded at fair value on the balance sheet with the effective portion of the change in their fair value being reflected in accumulated other comprehensive income (loss). At December 31, 2007, 100% of our derivative contracts were designated as cash flow hedges for accounting purposes.

We have currently suspended our fuel hedging program and are revising the program in light of current crude oil prices.

Note 14—	Quarterly Financial Data (Unaudited)

Quarterly results of operations for the years ended December 31 are summarized below (in millions, except per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2008 (1)
Operating revenues	$816	$859	$902	$811
Operating income (loss)	17	21	22	49
Net income (loss)	(10)	(9)	(8)	(58)
Basic earnings (loss) per share	$(0.05)	$(0.04)	$(0.03)	$(0.25)
Diluted earnings (loss) per share	$(0.05)	$(0.04)	$(0.03)	$(0.25)
2007 (2)
Operating revenues	$608	$730	$765	$739
Operating income (loss)	(13)	73	79	30
Net income (loss)	(24)	20	21	(5)
Basic earnings (loss) per share	$(0.13)	$0.11	$0.12	$(0.03)
Diluted earnings (loss) per share	$(0.13)	$0.11	$0.11	$(0.03)

(1)	During the second, third and fourth quarters of 2008, we sold a total of nine Airbus A320 aircraft, which resulted in gains of $13 million, $2 million and $8 million, respectively. During the third quarter of 2008, we wrote-off $8 million related to our temporary terminal facility at JFK. During the fourth quarter of 2008, we recorded a net other-than-temporary impairment charge of $53 million related to the value of our auction rate securities as described more fully in Note 13.

(2)	During the third and fourth quarters of 2007, we sold a total of three Airbus A320 aircraft, which resulted in gains of $2 million and $5 million, respectively.

The sum of the quarterly earnings per share amounts does not equal the annual amount reported since per share amounts are computed independently for each quarter and for the full year based on respective weighted-average common shares outstanding and other dilutive potential common shares.